Exhibit 99

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Katie Monfre, Corporate Communications, (414) 347-2650, katie_monfre@mgic.com
MGIC Investment Corporation
Third Quarter Net Income of $130.0 Million
MILWAUKEE (October 12, 2006) — MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended September 30, 2006 of $130.0 million, compared with the $142.4 million for the same quarter a year ago, a decrease of 8.7%. Diluted earnings per share was $1.55 for the quarter ending September 30, 2006, compared to $1.55 for the same quarter a year ago.
Net income for the first nine months of 2006 was $443.3 million, compared with $498.8 million for the same period last year, a decrease of 11.1%. For the first nine months of 2006, diluted earnings per share was $5.17 compared with $5.33 for the same period last year, a decrease of 3.0%.
Curt S. Culver, chairman and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that delinquencies increased as expected and that he was pleased with the continued growth of insurance in force.
Total revenues for the third quarter were $369.4 million, down 1.7 percent from $375.7 million in the third quarter of 2005. The decline in revenues resulted from a 3.1 percent decrease in net premiums earned to $296.2 million. Net premiums written for the quarter were $305.9 million, compared with $314.2 million in the third quarter last year, a decrease of 2.6 percent.
New insurance written in the third quarter was $16.6 billion, compared to $18.1 billion in the third quarter of 2005. New insurance written for the quarter included $5.8 billion of bulk business compared with $6.8 billion in the same period last year. New insurance written for the first nine months of 2006 was $42.8 billion compared to $46.2 billion for the same period in 2005 and includes $13.9 billion of bulk business compared to $15.5 billion in the first nine months of 2005.
Persistency, or the percentage of insurance remaining in force from one year prior, was 67.8 percent at September 30, 2006, compared with 61.3 percent at December 31, 2005, and 60.2 percent at September 30, 2005.
As of September 30, 2006, MGIC’s primary insurance in force was $173.4 billion, compared with $170.0 billion at December 31, 2005, and $170.2 billion at September 30, 2005. The book value of MGIC Investment Corporation’s investment portfolio was $5.3 billion at September 30, 2006, compared with $5.3 billion at December 31, 2005, and $5.2 billion at September 30, 2005.

As of September 30, 2006, the delinquency inventory is 76,301. At September 30, 2006, the percentage of loans that were delinquent, excluding bulk loans, was 3.99 percent, compared with 4.52 percent at December 31, 2005, and 3.95 percent at September 30, 2005. Including bulk loans, the percentage of loans that were delinquent at September 30, 2006 was 5.98 percent, compared to 6.58 percent at December 31, 2005, and 5.95 percent at September 30, 2005.
Losses incurred in the third quarter were $165.0 million, up from $146.2 million reported for the same period last year due primarily to an increase in loss severity. Underwriting expenses were $71.6 million in the third quarter up from $70.6 million reported for the same period last year.
Income from joint ventures, net of tax, for the quarter was $35.9 million, up from $31.7 million for the same period last year. For the nine months ending September 30, 2006 joint venture contributions, net of tax, were $122.5 million versus $110.5 million for the same period one year ago.
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $173.4 billion primary insurance in force covering 1.3 million mortgages as of September 30, 2006. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.
Webcast Details
As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at www.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay through November 14, 2006.
This press release, which includes certain additional statistical and other information, including non-GAAP financial information, is available on the Company’s website at www.mgic.com under “Investor — News and Financials — News Releases.”
Safe Harbor Statement
Forward-Looking Statements and Risk Factors:
The Company’s revenues and losses could be affected by the risk factors discussed below, which should be reviewed in conjunction with the Company’s periodic reports to the SEC. These factors may also cause actual results to differ materially from the results contemplated by forward looking statements that the Company may make. Forward looking statements consist of statements which relate to matters other than historical fact. Among others, statements that include words such as the Company “believes”, “anticipates” or “expects”, or words of similar import, are forward looking statements. The Company is not undertaking any obligation to update any forward looking statements it may make even though these statements may be affected by events or circumstances occurring after the forward looking statements were made.

The amount of insurance the Company writes could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
These alternatives to private mortgage insurance include:
•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value (“LTV”) ratio and a second mortgage with a 10%, 15% or 20% LTV ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% LTV ratio that has private mortgage insurance,

•	investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.
While no data is publicly available, the Company believes that piggyback loans are a significant percentage of mortgage originations in which borrowers make down payments of less than 20% and that their use is primarily by borrowers with higher credit scores. During the fourth quarter of 2004, the Company introduced on a national basis a program designed to recapture business lost to these mortgage insurance avoidance products. This program accounted for 10.1% of flow new insurance written in the third quarter of 2006 and 6.5% of flow new insurance written for all of 2005.
Deterioration in the domestic economy or changes in the mix of business may result in more homeowners defaulting and the Company’s losses increasing.
Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values.
The mix of business the Company writes also affects the likelihood of losses occurring. In recent years, the percentage of the Company’s volume written on a flow basis that includes segments the Company views as having a higher probability of claim has continued to increase. These segments include loans with LTV ratios over 95% (including loans with 100% LTV ratios), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or total debt-to-income ratios of 38% or higher, as well as loans having combinations of higher risk factors.
Approximately 8% of the Company’s primary risk in force written through the flow channel, and 78% of the Company’s primary risk in force written through the bulk channel, consists of adjustable rate mortgages (“ARMs”). The Company believes that during a prolonged period of rising interest rates, claims on ARMs would be substantially higher than for fixed rate loans, although the performance of ARMs has not been tested in such an environment. In addition, the Company believes the volume of “interest-only” loans (which may also be ARMs) and other loans with negative amortization features, such as pay option ARMs, increased in 2005 and 2006. Because interest-only loans and pay option ARMs are a relatively recent development, the Company has no data on their historical performance. The Company believes claim rates on certain of these loans will be substantially higher than on comparable loans that do not have negative amortization.

Competition or changes in the Company’s relationships with its customers could reduce the Company’s revenues or increase its losses.
Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but also with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated or serviced by the lender. As discussed under “The mortgage insurance industry is subject to risk from private litigation and regulatory proceedings” below, the Company provided information to the New York Insurance Department and the Minnesota Department of Commerce about captive mortgage reinsurance arrangements. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.
The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders.
The Company’s private mortgage insurance competitors include:
•	PMI Mortgage Insurance Company,

•	GE Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	Republic Mortgage Insurance Company,

•	Triad Guaranty Insurance Corporation, and

•	CMG Mortgage Insurance Company.
If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that the Company’s policies remain in force could decline and result in declines in the Company’s revenue.
In each year, most of the Company’s premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time the Company’s insurance remains in force include:
•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.
During the 1990s, the Company’s year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At September 30, 2006 persistency was at 67.8%, compared to the record low of 44.9% at September 30, 2003. Over the past several years, refinancing has become easier to accomplish and less costly for many consumers. Hence, even in an interest rate environment favorable to persistency improvement, the Company does not expect persistency will approach its December 31, 1990 level.
If the volume of low down payment home mortgage originations declines, the amount of insurance that the Company writes could decline which would reduce the Company’s revenues.
     The factors that affect the volume of low-down-payment mortgage originations include:
•	The level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have LTV ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
In general, the majority of the underwriting profit (premium revenue minus losses) that a book of mortgage insurance generates occurs in the early years of the book, with the largest portion of the underwriting profit realized in the first year. Subsequent years of a book generally result in modest underwriting profit or underwriting losses. This pattern of results occurs because relatively few of the claims that a book will ultimately experience occur in the first few years of the book, when premium revenue is highest, while subsequent years are affected by declining premium revenues, as persistency decreases due to loan prepayments, and higher losses.
If all other things were equal, a decline in new insurance written in a year that followed a number of years of higher volume could result in a lower contribution to the mortgage insurer’s overall results. This effect may occur because the older books will be experiencing declines in revenue and increases in losses with a lower amount of underwriting profit on the new book available to offset these results.
Whether such a lower contribution would in fact occur depends in part on the extent of the volume decline. Even with a substantial decline in volume, there may be offsetting factors that could increase the contribution in the current year. These offsetting factors include higher persistency and a mix of business with higher average premiums, which could have the effect of increasing revenues, and improvements in the economy, which could have the effect of reducing losses. In addition, the effect on the insurer’s overall results from such a lower contribution may be offset by decreases in the mortgage insurer’s expenses that are unrelated to claim or default activity, including those related to lower volume.
Changes in the business practices of Fannie Mae and Freddie Mac could reduce the Company’s revenues or increase its losses.
The business practices of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), each of which is a government sponsored entity (“GSE”), affect the entire relationship between them and mortgage insurers and include:
•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a “AAA” claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.
The mortgage insurance industry is subject to the risk of private litigation and regulatory proceedings.
Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, seven mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in late December 2004 following denial of class certification in June 2004. There can be no assurance that MGIC will not be subject to future litigation under RESPA or FCRA or that the outcome of any such litigation would not have a material adverse effect on the Company. In August 2005, the United States Court of Appeals for the Ninth Circuit decided a case under FCRA to which the Company was not a party that may make it more likely that the Company will be subject to litigation regarding when notices to borrowers are required by FCRA.
In June 2005, in response to a letter from the New York Insurance Department (the “NYID”), the Company provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the NYID requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years’ experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the NYID that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce (the “MDC”), which regulates insurance, the Company provided the MDC with information about captive mortgage reinsurance and certain other matters. The Company subsequently provided additional information to the MDC. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.
The anti-referral fee provisions of RESPA provide that the Department of Housing and Urban Development (“HUD”) as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While the Company believes its captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on the Company or the mortgage insurance industry.
Net premiums written could be adversely affected if the Department of Housing and Urban Development reproposes and adopts a regulation under the Real Estate Settlement Procedures Act that is equivalent to a proposed regulation that was withdrawn in 2004.
HUD regulations under RESPA prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, HUD proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. HUD withdrew this proposed regulation in March 2004. Under the proposed regulation, if mortgage insurance were required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, had this regulation been adopted in this form, the Company’s revenues could have been adversely affected to the extent that lenders offered such packages and received value from the Company in excess of what they could have received were the anti-referral fee provisions of RESPA to apply and if such state regulations were not applied to prohibit such payments.

The Company could be adversely affected if personal information on consumers that it maintains is improperly disclosed.
As part of its business, the Company maintains large amounts of personal information on consumers. While the Company believes it has appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect the Company’s reputation and expose it to material claims for damages.
The Company’s income from joint ventures could be adversely affected by credit losses, insufficient liquidity or competition affecting those businesses.
C-BASS: Credit-Based Asset Servicing and Securitization LLC (“C-BASS”) is principally engaged in the business of investing in the credit risk of credit sensitive single-family residential mortgages. C-BASS is particularly exposed to funding risk and to credit risk through ownership of the higher risk classes of mortgage backed securities from its own securitizations and those of other issuers. In addition, C-BASS’s results are sensitive to its ability to purchase mortgage loans and securities on terms that it projects will meet its return targets. C-BASS’s mortgage purchases in 2005 and 2006 have primarily been of subprime mortgages, which bear a higher risk of default. Further, a higher proportion of subprime mortgage originations in 2005 and in 2006, as compared to 2004, were interest-only loans, which C-BASS views as having greater credit risk. C-BASS has not purchased any pay option ARMs, which are another type of higher risk mortgage. Credit losses are affected by housing prices. A higher house price at default than at loan origination generally mitigates credit losses while a lower house price at default generally increases losses. Over the last several years, in certain regions home prices have experienced rates of increase greater than historical norms and greater than growth in median incomes. During the period 2003 to 2005, according to the Office of Federal Housing Oversight, home prices nationally increased 27%. Recent forecasts predict that home prices will have minimal if any increase over the remainder of 2006, and may decline in certain regions.
With respect to liquidity, the substantial majority of C-BASS’s on-balance sheet financing for its mortgage and securities portfolio is dependent on the value of the collateral that secures this debt. C-BASS maintains substantial liquidity to cover margin calls in the event of substantial declines in the value of its mortgages and securities. While C-BASS’s policies governing the management of capital at risk are intended to provide sufficient liquidity to cover an instantaneous and substantial decline in value, such policies cannot guaranty that all liquidity required will in fact be available. Further, approximately 43% of C-BASS’s financing has a term of less than one year, and is subject to renewal risk.
The interest expense on C-BASS’s borrowings is primarily tied to short-term rates such as LIBOR. In a period of rising interest rates, the interest expense could increase in different amounts and at different rates and times than the interest that C-BASS earns on the related assets, which could negatively impact C-BASS’s earnings.
Although there has been growth in the volume of subprime mortgage originations in recent years, volume is expected to decline in 2006, which may result in C-BASS purchasing fewer mortgages for securitization. Since 2005, there has been an increasing amount of competition to purchase subprime mortgages, from mortgage originators that formed real estate investment trusts and from firms, such as investment banks and commercial banks, that in the past acted as mortgage securities intermediaries but which are now establishing their own captive origination capacity. Many of these competitors are larger and have a lower cost of capital.
Sherman: The results of Sherman Financial Group LLC (“Sherman”), which is principally engaged in the business of purchasing and servicing delinquent consumer assets, are sensitive to its ability to purchase receivable portfolios on terms that it projects will meet its return targets. While the volume of charged-off consumer receivables and the portion of these receivables that have been sold to third parties such as Sherman has grown in recent years, there is an increasing amount of competition to purchase such portfolios, including from new entrants to the industry, which has resulted in increases in the prices at which portfolios can be purchased.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
		(in thousands of dollars, except per share data)
Net premiums written	$305,870	$314,178	$911,622	$935,637

Net premiums earned	$296,207	$305,841	$890,377	$933,553
Investment income	61,486	57,338	178,830	171,519
Realized gains (losses)	185	61	(1,566)	16,813
Other revenue	11,519	12,503	34,292	33,719

Total revenues	369,397	375,743	1,101,933	1,155,604
Losses and expenses:
Losses incurred	164,997	146,197	426,349	381,978
Underwriting, other expenses	71,594	70,558	219,363	208,290
Interest expense	9,849	10,084	28,007	31,318
Ceding commission	(890)	(863)	(2,902)	(2,641)

Total losses and expenses	245,550	225,976	670,817	618,945

Income before tax and joint ventures	123,847	149,767	431,116	536,659
Provision for income tax	29,731	39,126	110,376	148,391
Income from joint ventures, net of tax (1)	35,862	31,741	122,530	110,484

Net income	$129,978	$142,382	$443,270	$498,752

Diluted weighted average common shares outstanding (Shares in thousands)	83,766	91,796	85,762	93,630

Diluted earnings per share	$1.55	$1.55	$5.17	$5.33

(1) Diluted EPS contribution from C-BASS	$0.21	$0.15	$0.78	$0.58
Diluted EPS contribution from Sherman	$0.21	$0.19	$0.62	$0.57

NOTE:	See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains (losses).
MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	September 30,	December 31,	September 30,
	2006	2005	2005
	(in thousands of dollars, except per share data)
ASSETS
Investments (1)	$5,250,095	$5,295,430	$5,196,417
Cash and cash equivalents	257,414	195,256	341,516
Reinsurance recoverable on loss reserves (2)	13,526	14,787	14,620
Prepaid reinsurance premiums	10,032	9,608	7,780
Home office and equipment, net	32,195	32,666	32,717
Deferred insurance policy acquisition costs	13,872	18,416	20,723
Other assets	938,051	791,406	736,195

	$6,515,185	$6,357,569	$6,349,968

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	1,095,572	1,124,454	1,101,042
Unearned premiums	181,490	159,823	146,462
Short- and long-term debt	782,135	685,163	599,806
Other liabilities	235,894	223,074	255,764

Total liabilities	2,295,091	2,192,514	2,103,074
Shareholders’ equity	4,220,094	4,165,055	4,246,894

	$6,515,185	$6,357,569	$6,349,968

Book value per share	$50.85	$47.31	$46.56

(1) Investments include unrealized gains on securities marked to market pursuant to FAS 115	130,734	119,836	135,636
(2) Loss reserves, net of reinsurance recoverable on loss reserves	1,082,046	1,109,667	1,086,422

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands of dollars, except per share data)
Diluted earnings per share contribution from realized gains (losses):
Realized gains (losses)	$185	$61	$(1,566)	$16,813
Income taxes at 35%	65	21	(548)	5,885

After tax realized gains	120	40	(1,018)	10,928
Weighted average shares	83,766	91,796	85,762	93,630

Diluted EPS contribution from realized gains (losses)	$—	$—	$(0.01)	$0.12

Management believes the diluted earnings per share contribution from realized gains (losses) provides useful information to investors because it shows the after-tax effect that sales of securities from the Company’s investment portfolio, which are discretionary transactions, had on earnings.
OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$16,628	$18,126	$42,760	$46,161

New risk written ($ millions):
Primary	$4,597	$5,087	$11,756	$12,586

Pool (1)	$43	$97	$200	$203

Product mix as a % of primary flow NIW
95% LTVs	24%	27%	24%	27%
ARMs	10%	12%	10%	13%
Refinances	20%	27%	23%	28%
Net paid claims ($ millions)
Flow	$67	$72	$201	$217
Bulk (2)	69	65	187	187
Other	21	20	66	60

	$157	$157	$454	$464

(1)	Represents contractual aggregate loss limits and, for the three and nine months ended September 30, 2006 and 2005, for $15 million and $45 million, $98 million and $900 million, respectively, of risk without such limits, risk is calculated at $1 million, $3 million, $5 million and $49 million, respectively, the estimated amount that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(2)	Bulk loans are those that are part of a negotiated transaction between the lender and the mortgage insurer.

OTHER INFORMATION

	As of
	September 30,	December 31,	September 30,
	2006	2005	2005
Direct Primary Insurance In Force ($ millions)	173,421	170,029	170,207
Direct Primary Risk In Force ($ millions)	46,193	44,860	44,666
Direct Pool Risk In Force ($ millions) (1)	3,071	2,909	2,876
Mortgage Guaranty Insurance Corporation — Risk-to-capital ratio	6.4:1	6.3:1	6.5:1
Primary Insurance:
Insured Loans	1,275,822	1,303,084	1,323,197
Persistency	67.8%	61.3%	60.2%
Total loans delinquent	76,301	85,788	78,754
Percentage of loans delinquent (delinquency rate)	5.98%	6.58%	5.95%
Loans delinquent excluding bulk loans	41,130	47,051	41,742
Percentage of loans delinquent excluding bulk loans (delinquency rate)	3.99%	4.52%	3.95%
Bulk loans delinquent	35,171	38,737	37,012
Percentage of bulk loans delinquent (delinquency rate)	14.33%	14.72%	13.92%
A-minus and subprime credit loans delinquent (2)	33,727	36,485	34,265
Percentage of A-minus and subprime credit loans delinquent (delinquency rate)	18.70%	18.30%	16.66%

(1)	Represents contractual aggregate loss limits and, at September 30, 2006, December 31, 2005 and September 30, 2005, respectively, for $4.5 billion, $5.0 billion and $5.1 billion of risk without such limits, risk is calculated at $472 million, $469 million and $468 million, the estimated amounts that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(2)	A-minus and subprime credit is included in flow, bulk and total.

	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Q1 2006	Q2 2006	Q3 2006
Insurance inforce
Flow ($ bil)	$135.1	$132.8	$130.9	$129.5	$128.6	$129.5	$131.9
Bulk ($ bil)	$37.0	$39.0	$39.3	$40.5	$38.3	$40.3	$41.5
Risk inforce
% Prime (FICO 620 & >)	84.6%	84.2%	84.0%	84.3%	84.8%	85.1%	86.0%
% A minus (FICO 575 - 619)	11.0%	11.1%	11.1%	10.9%	10.6%	10.4%	9.8%
% Subprime (FICO < 575)	4.4%	4.7%	4.9%	4.8%	4.6%	4.5%	4.2%
Bulk % of risk inforce by credit grade
Prime (FICO 620 & >)	58.4%	58.0%	57.5%	59.6%	59.9%	62.2%	65.8%
A minus (FICO 575 - 619)	27.1%	26.7%	26.8%	25.3%	25.2%	23.7%	21.4%
Subprime (FICO < 575)	14.5%	15.3%	15.7%	15.1%	14.9%	14.1%	12.8%
Flow % of risk inforce by credit grade
% Prime (FICO 700 and >)	51.4%	51.9%	52.3%	52.6%	52.7%	52.9%	53.1%
% Prime (FICO 620 - 699)	41.8%	41.5%	41.2%	41.0%	41.0%	40.8%	40.6%
% A minus (FICO 575 - 619)	5.7%	5.6%	5.5%	5.4%	5.4%	5.4%	5.4%
% Subprime (FICO < 575)	1.1%	1.0%	1.0%	1.0%	0.9%	0.9%	0.9%
New insurance written
Flow ($ bil)	$8.9	$10.4	$11.4	$9.4	$7.9	$10.1	$10.8
Bulk ($ bil)	$2.5	$6.2	$6.8	$5.9	$2.1	$6.0	$5.8
Average loan size of Insurance in force (000’s)
Flow	$122.7	$123.2	$123.8	$124.6	$125.3	$126.5	$128.0
Bulk	$136.7	$141.7	$147.8	$153.9	$155.2	$162.8	$169.3
Average Coverage Rate of Insurance in force
Flow	24.8%	25.0%	25.1%	25.2%	25.3%	25.4%	25.5%
Bulk	30.3%	30.0%	30.1%	30.3%	30.3%	30.4%	30.4%
Paid Losses (000’s)
Average claim payment — flow	$26.5	$25.8	$26.4	$26.5	$26.4	$27.1	$28.5
Average claim payment — bulk	$25.6	$25.6	$27.1	$27.5	$27.3	$27.2	$30.8
Average claim payment — total	$26.1	$25.7	$26.7	$27.0	$26.9	$27.2	$29.6
Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing (1)	48.0%	48.0%	47.7%	47.8%	48.0%	47.6%
% Quarterly NIW subject to risk sharing (1)	47.0%	46.7%	47.8%	49.0%	48.0%	47.4%
Premium ceded (millions)	$30.2	$30.3	$30.5	$31.9	$32.4	$32.6	$33.0
Documentation Type — % of Risk in Force that is Alt A
Bulk	26.7%	27.8%	29.5%	32.5%	33.4%	37.9%	42.4%
Flow	6.7%	6.6%	6.7%	6.9%	7.1%	7.3%	7.7%
Total	11.7%	12.1%	12.7%	13.9%	14.0%	15.6%	17.2%
Other:
Shares repurchased
# of shares (000)	1,100.1	3,350.0	1,109.3	3,183.1	1,372.9	1,824.8	2,697.0
Average price	$62.33	$60.73	$62.84	$60.35	$66.67	$67.25	$58.88
C-BASS Investment	$304.8	$330.6	$341.8	$362.6	$385.5	$413.9	$430.1
Sherman Investment	$69.4	$101.4	$50.9	$79.3	$47.2	$74.4	$124.9
GAAP loss ratio (insurance operations only)	31.3%	43.9%	47.8%	56.2%	38.3%	49.7%	55.7%
GAAP expense ratio (insurance operations only)	15.9%	15.1%	15.7%	16.9%	17.5%	16.7%	16.4%

Footnotes:

(1)	Latest Quarter data not available due to lag in reporting